Exhibit 1.5

BRE PROPERTIES, INC.

ARTICLES SUPPLEMENTARY

CLASSIFYING 3,000,000 SHARES OF PREFERRED STOCK AS 6.75% SERIES D

CUMULATIVE REDEEMABLE PREFERRED STOCK

BRE PROPERTIES, INC., a Maryland corporation having its principal Maryland office in Baltimore City, Maryland (the “Corporation”), hereby certifies to the Maryland State Department of Assessments and Taxation that:

FIRST: Pursuant to authority expressly vested in the board of directors of the Corporation (the “Board of Directors”) by the Amended and Restated Articles of Incorporation of the Corporation (as the same may be amended, supplemented, corrected or restated from time to time and including, without limitation, these Articles Supplementary, the Articles Supplementary filed by the Corporation on January 28, 1999 establishing a series of preferred stock (par value $0.01 per share) (“Preferred Stock”) of the Corporation designated as the “8½% Series A Cumulative Redeemable Preferred Stock” (the “Series A Preferred Stock”), the Articles Supplementary filed by the Corporation on June 14, 2002 establishing a series of Preferred Stock of the Corporation designated as the “8.08% Series B Cumulative Redeemable Preferred Stock” (the “Series B Preferred Stock”), the Articles Supplementary filed by the Corporation on March 11, 2004 reclassifying the Series A Preferred Stock into Preferred Stock without further designation and establishing a new series of Preferred Stock of the Corporation designated as the “6.75% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) and any other articles supplementary forming a part thereof from time to time, the “Charter”), the Board of Directors, or a duly authorized committee thereof, has on December 6, 2004, duly adopted resolutions duly classifying 3,000,000 shares of Preferred Stock of the Corporation into 3,000,000 shares of a series designated as “6.75% Series D Cumulative Redeemable Preferred Stock” (par value $0.01 per share) of the Corporation (“Series D Preferred Stock”), and has provided for the issuance of such shares.

SECOND: The classification of Preferred Stock as Series D Preferred Stock increases the number of shares initially classified as Series D Preferred Stock from no shares immediately prior to the classification as such to 3,000,000 shares immediately after the classification. The classification decreases the number of shares classified as Preferred Stock without further designation from 3,000,000 shares immediately prior to the classification to no shares immediately after the classification.

THIRD: The following is a description of the preferences, conversion and other rights, powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Series D Preferred Stock of the Corporation as determined by resolutions duly adopted by the Board of Directors, or a duly authorized committee thereof, on December 6, 2004:

1. Designation and Amount. A series of Preferred Stock of the Corporation, designated as the “6.75% Series D Cumulative Redeemable Preferred Stock (par value $0.01 per share)” (the “Series D Preferred Stock”), is hereby established. The number of authorized shares of Series D Preferred Stock initially shall be 3,000,000.

2. Ranking. In respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, the Series D Preferred Stock shall rank (i) senior to the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), and senior to any other class or series of capital stock of the Corporation other than capital stock referred to in clauses (ii) and (iii) of this sentence, (ii) on a parity with the Corporation’s Series B Preferred Stock, Series C Preferred Stock and any class or series of capital stock of the Corporation the terms of which specifically provide that such class or series of capital stock ranks on a parity with the Series D Preferred Stock in respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, and (iii) junior to any class or series of capital stock of the Corporation the terms of which specifically provide that such class or series of capital stock ranks senior to the Series D Preferred Stock in respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation. The term “capital stock” does not include convertible debt securities.

3. Dividends.

(a) Subject to the preferential rights of the holders of any class or series of capital stock of the Corporation ranking prior to the Series D Preferred Stock as to dividends, the holders of the outstanding shares of Series D Preferred Stock shall be entitled to receive, when, as and if declared by the board of directors of the Corporation, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 6.75% per annum of the $25.00 per share liquidation preference of the Series D Preferred Stock (equivalent to an annual rate of $1.6875 per share). Such dividends shall accrue daily, shall accrue and be cumulative from and including the date of original issue of each share of Series D Preferred Stock (the “Original Issue Date”) and shall be payable quarterly in arrears in cash on March 31, June 30, September 30 and December 31 (each, a “Dividend Payment Date”) of each year, commencing, with respect to the shares of Series D Preferred Stock issued and outstanding on the corresponding Record Date (as defined below), on March 31, 2005; provided that if any Dividend Payment Date is not a Business Day (as hereinafter defined), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sum shall accrue on the amount so payable for the period from and after such Dividend Payment Date to such next succeeding Business Day. The period from and including the Original Issue Date to but excluding the first Dividend Payment Date, and each subsequent period from and including a Dividend Payment Date to but excluding the next succeeding Dividend Payment Date, is hereinafter called a “Dividend Period”. Dividends shall be payable to holders of record as they appear in the stock transfer books of the Corporation at the close of business on the applicable record date (each, a “Record Date”), which shall be the 15th day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Directors for the payment of dividends that is not more than 30 nor less than ten days prior to such Dividend Payment Date. The amount of any dividend payable for any Dividend Period, or portion thereof, shall be computed on the basis of a 360-day year consisting of twelve 30-day months (it being understood that the dividend payable on March 31, 2005 shall be for more than a full Dividend Period). The dividends payable on any Dividend Payment Date or any other date determined by the Board of Directors as a date on which dividends shall be paid shall include dividends accrued to but excluding such Dividend Payment Date or other date, as the case may be. Notwithstanding any provision to the contrary contained herein, each outstanding share of Series D Preferred Stock shall be entitled to receive a dividend with respect to any Record Date equal to the dividend paid with respect to each other share of Series D Preferred Stock that is outstanding on such date, which shall be equal to the maximum amount paid with respect to any such share.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is not a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close. All references herein to “accrued and unpaid” dividends on the Series D Preferred Stock (and all references of like import) shall include, unless otherwise expressly stated or the context otherwise requires, accumulated dividends, if any, on the Series D Preferred Stock; and all references herein to “accrued and unpaid” dividends on any other class or series of capital stock of the Corporation shall include, if (and only if) such class or series of capital stock provides for cumulative dividends and unless otherwise expressly stated or the context otherwise requires, accumulated dividends, if any, thereon.

(b) If any shares of Series D Preferred Stock are outstanding, no full dividends will be declared or paid or set apart for payment on any capital stock of the Corporation of any other class or series ranking, as to dividends, on a parity with or junior to the Series D Preferred Stock (including the Series B Preferred Stock and the Series C Preferred Stock) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series D Preferred Stock for all past Dividend Periods and the then current Dividend Period. When dividends are not paid in full (or a sum sufficient for such full payment is not set apart therefor) upon the Series D Preferred Stock and the shares of any other class or series of Preferred Stock of the Corporation ranking on a parity as to dividends with the Series D Preferred Stock (including the Series B Preferred Stock and the Series C Preferred Stock), all dividends declared upon the Series D Preferred Stock and any other class or series of Preferred Stock of the Corporation ranking on a parity as to dividends with the Series D Preferred Stock (including the Series B Preferred Stock and the Series C Preferred Stock) shall be declared pro rata so that the amount of dividends declared per share of Series D Preferred Stock and such other class or series of Preferred Stock of the Corporation shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series D Preferred Stock and such other class or series of Preferred Stock of the Corporation bear to each other.

Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series D Preferred Stock for all past Dividend Periods and the then current Dividend Period, no dividends (other than in shares of Common Stock or shares of any other class or series of capital stock of the Corporation ranking junior to the Series D Preferred Stock as to dividends and as to the distribution of assets upon liquidation, dissolution and winding up of the Corporation) shall be declared or paid or set apart for payment nor shall any other distribution be declared or made upon the Common Stock of the Corporation or any other class or series of capital stock of the

Corporation ranking junior to or on a parity with the Series D Preferred Stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation (including the Series B Preferred Stock and the Series C Preferred Stock), nor shall any shares of Common Stock of the Corporation or shares of any other class or series of capital stock of the Corporation ranking junior to or on a parity with the Series D Preferred Stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation (including the Series B Preferred Stock and the Series C Preferred Stock) be redeemed, purchased or otherwise acquired for any consideration (or any monies paid to or made available for a sinking fund for the redemption of any such shares of junior or parity stock) by the Corporation (except by conversion into or exchange for shares of any other class or series of capital stock of the Corporation ranking junior to the Series D Preferred Stock as to dividends and as to the distribution of assets upon liquidation, dissolution and winding up of the Corporation and except for the redemption of capital stock of the Corporation pursuant to Article VII (or any similar provisions) of the Charter and Section 9 of these Articles Supplementary allowing the Corporation to redeem or repurchase shares of its capital stock to preserve its status as a real estate investment trust (a “REIT”) for federal income tax purposes).

Notwithstanding the foregoing, nothing in this Section 3(b) or elsewhere in these Articles Supplementary or in the Charter shall restrict the payment by the Corporation on December 31, 2004 of the regular quarterly dividends already declared for the fourth quarter of fiscal year 2004 on the Corporation’s Common Stock, Series B Preferred Stock and Series C Preferred Stock, and such payment will not otherwise affect the parity or ranking of the Series D Preferred Stock.

(c) No dividends on the Series D Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder (except in the case of the declaration, payment or setting apart for payment of any dividend necessary in order to preserve the Corporation’s status as a REIT for federal income tax purposes), or if such declaration, payment or setting apart for payment shall be restricted or prohibited by applicable law.

Anything in these Articles Supplementary to the contrary notwithstanding (including, without limitation, the provisions set forth in the immediately preceding paragraph, but in any event subject to the application of the last sentence of the first paragraph of Section 3(a) above), dividends on the Series D Preferred Stock will accrue and be cumulative from the Original Issue Date whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared.

(d) No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series D Preferred Stock which may be in arrears, and holders of the Series D Preferred Stock will not be entitled to any dividends, whether payable in cash, securities or other property, in excess of the full cumulative dividends described herein.

(e) Any dividend payment made on the Series D Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares.

4. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, then, before any distribution or payment shall be made to the holders of any Common Stock of the Corporation or shares of any other class or series of capital stock of the Corporation ranking junior to the Series D Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, but subject to the preferential rights of the holders of shares of any class or series of capital stock of the Corporation ranking prior to the Series D Preferred Stock with respect to such distribution of assets upon liquidation, dissolution or winding up, the holders of the shares of Series D Preferred Stock then outstanding shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its shareholders liquidating distributions in cash or property at its fair market value as determined by the Board of Directors in the amount of $25.00 per share, plus an amount equal to all accrued and unpaid dividends thereon to the date of payment.

(b) After payment to the holders of the Series D Preferred Stock of the full amount of the liquidating distributions (including accrued and unpaid dividends) to which they are entitled, the holders of Series D Preferred Stock, as such, shall have no right or claim to any of the remaining assets of the Corporation.

(c) If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available therefor are insufficient to pay the full amount of liquidating distributions on all outstanding shares of Series D Preferred Stock and the full amount of the liquidating distributions payable on all outstanding shares of any other classes or series of capital stock of the Corporation ranking on a parity with the Series D Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation (including the Series B Preferred Stock and the Series C Preferred Stock), then the holders of the Series D Preferred Stock and all such other classes or series of capital stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions (including, if applicable, accrued and unpaid dividends) to which they would otherwise respectively be entitled.

(d) If liquidating distributions shall have been made in full to all holders of Series D Preferred Stock, the remaining assets of the Corporation shall be distributed among the holders of any other classes or series of capital stock of the Corporation ranking junior to the Series D Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, according to their respective rights and preferences.

(e) For purposes of this Section 4, neither the consolidation or merger of the Corporation with or into any other corporation, trust or other entity, nor the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(f) In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the Maryland General Corporation Law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of the capital stock of the Corporation whose preferential rights upon dissolution are superior to those receiving the distribution, including holders of the Series D Preferred Stock.

5. Optional Redemption.

(a) The Series D Preferred Stock is not redeemable prior to December 9, 2009, except as otherwise provided in paragraph (c) of this Section 5 and except as otherwise provided in Section 9 below to preserve the Corporation’s status as a REIT for federal income tax purposes. Any date fixed for the redemption of shares of Series D Preferred Stock pursuant to this Section 5 or Section 6 below is hereinafter called a “Redemption Date”.

(b) Subject to Article IX of the Charter, on and after December 9, 2009, the Corporation may, at its option, upon not less than 30 nor more than 60 days’ prior written notice to the holders of record of the Series D Preferred Stock to be redeemed, redeem the Series D Preferred Stock, in whole or from time to time in part, for a cash redemption price equal to $25.00 per share together with (except as provided in Section 6(f) below) all accrued and unpaid dividends to the date fixed for redemption (the “Optional Redemption Price”).

(c) The Series D Preferred Stock is also redeemable by the Corporation, in whole or from time to time in part, on the terms and subject to the conditions set forth in Article VII of the Charter; provided that any such redemption is made in accordance with the further terms and conditions set forth in this Section 5(c) and Section 6 of these Articles Supplementary. If the Corporation shall call for redemption any shares of Series D Preferred Stock pursuant to and in accordance with the provisions of Article VII of the Charter and this Section 5(c), the redemption price for such shares shall be an amount in cash equal to $25.00 per share together with (except as provided in Section 6(f) below) all accrued and unpaid dividends to the date fixed for redemption (the “Charter Redemption Price”). Notwithstanding the foregoing, nothing in this Section 5(c) or elsewhere in these Articles Supplementary or in the Charter shall obligate the Corporation to call any shares of the capital stock of the Corporation, including shares of the Series D Preferred Stock, for redemption, and the Corporation may instead allow the provisions set forth in Section 9 of these Articles Supplementary to apply.

(d) Any redemption of shares of Series D Preferred Stock, whether pursuant to paragraph (b) or (c) of this Section 5, shall be made in accordance with the applicable provisions set forth in Section 6 below.

6. Procedures for Redemption; Limitations on Redemption.

(a) If fewer than all of the outstanding shares of Series D Preferred Stock are to be redeemed at the option of the Corporation pursuant to Section 5(b) above, the number of shares to be redeemed will be determined by the Corporation, and the shares to be so redeemed shall be selected pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (as nearly as may be practicable without creating fractional shares) or by lot or by any other equitable manner determined by the Corporation that will not give the Corporation the right to redeem shares of Series D Preferred Stock pursuant to Article VII of the Charter. Shares of Series D Preferred Stock to be redeemed pursuant to Section 5(c) shall be selected as provided in Article VII of the Charter.

(b) Notice of redemption will be given by publication in The Wall Street Journal or, if such newspaper is not then being published, another newspaper of general circulation in The City of New York, such publication to be made at least once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date, except that no such notice need be published in the case of a redemption pursuant to Section 5(c) of these Articles Supplementary. Notice of any redemption (whether pursuant to Section 5(b) or 5(c) of these Articles Supplementary, as the case may be) will also be mailed by or on behalf of the Corporation, first class postage prepaid, not less than 30 nor more than 60 days prior to the applicable Redemption Date, addressed to each holder of record of shares of Series D Preferred Stock to be redeemed at the address set forth in the share transfer records of the Corporation; provided that if the Corporation shall have reasonably concluded, based upon the advice of independent tax counsel experienced in such matters, that any redemption made pursuant to Section 5(c) must be made on a date (the “Subject Date”) which is earlier than 30 days after the date of such mailing in order to preserve the status of the Corporation as a REIT for federal income tax purposes or to comply with federal tax laws relating to the Corporation’s qualification as a REIT, then the Corporation may give such shorter notice as is necessary to effect such redemption on the Subject Date. Any notice which has been mailed in the manner provided for in the preceding sentence shall be conclusively presumed to have been duly given on the date mailed whether or not the applicable holder receives such notice. In addition to any information required by law or by the applicable rules of any exchange upon which Series D Preferred Stock may be listed or admitted to trading, such notice shall state: (1) the Redemption Date; (2) the Optional Redemption Price or the Charter Redemption Price, as the case may be (the “Redemption Price”); (3) the number of shares of Series D Preferred Stock to be redeemed and whether such shares are being redeemed at the option of the Corporation pursuant to Section 5(b) or in order to preserve the Corporation’s status as a REIT for federal income tax purposes pursuant to Section 5(c); (4) the place or places (which shall include a place in the Borough of Manhattan, The City of New York) where certificates for such shares are to be surrendered for payment of the Redemption Price; and (5) that dividends on the shares of Series D Preferred Stock to be redeemed will cease to accrue on such Redemption Date. If fewer than all of the outstanding shares of Series D Preferred Stock are to be redeemed, the notice mailed to each holder of shares to be redeemed shall also specify the number of shares of Series D Preferred Stock to be redeemed from such holder. No failure to mail or defect in such mailed notice or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series D Preferred Stock except as to the holder to whom notice was defective or not given.

(c) If notice has been published (with respect to a redemption pursuant to Section 5(b) only) and mailed in accordance with Section 6(b) above and provided that on or before the Redemption Date specified in such notice all funds necessary for such redemption have been irrevocably set aside by the Corporation, separate and apart from its other funds, in trust for the benefit of the holders of the Series D Preferred Stock so called for redemption, so as to be, and to continue to be, available therefor, then, from and after the Redemption Date, dividends on the shares of Series D Preferred Stock so called for redemption shall cease to accrue, such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as holders of such shares (except the right to receive the Redemption Price together with, if applicable, accrued and unpaid dividends thereon to the Redemption Date) shall terminate. In the event any Redemption Date shall not be a Business Day, then payment of the Redemption Price need not be made on such Redemption Date but may be made on the next succeeding Business Day with the same force and effect as if made on such Redemption Date and no interest, additional dividends or other sum shall accrue on the amount payable for the period from and after such Redemption Date to such next succeeding Business Day.

(d) Upon surrender, in accordance with such notice, of the certificates for any shares of Series D Preferred Stock to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series D Preferred Stock shall be redeemed by the Corporation at the Redemption Price. In case fewer than all the shares of Series D Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series D Preferred Stock without cost to the holder thereof.

(e) Any deposit of monies with a bank or trust company for the purpose of redeeming Series D Preferred Stock shall be irrevocable and such monies shall be held in trust for the benefit of the holders of Series D Preferred Stock entitled thereto, except that (1) the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on the monies so deposited in trust; and (2) any balance of the monies so deposited by the Corporation and unclaimed by the holders of the Series D Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation and, after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings thereon.

(f) Anything in these Articles Supplementary to the contrary notwithstanding, the holders of record of shares of Series D Preferred Stock at the close of business on a Record Date will be entitled to receive the dividend payable with respect to such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares after such Record Date and on or prior to such Dividend Payment Date or the Corporation’s default in the payment of the dividend due on such Dividend Payment Date, in which case the amount payable upon redemption of such shares of Series D Preferred Stock will not include such dividend (and the full amount of the dividend payable for the applicable Dividend Period shall instead be paid on such Dividend Payment Date to the holders of record on such Record Date as aforesaid). Except as provided in this Section 6(f) and except to the extent that accrued and unpaid dividends are payable as part of the Redemption Price pursuant to Section 5, the Corporation will make no payment or allowance for unpaid dividends, regardless of whether or not in arrears, on shares of Series D Preferred Stock called for redemption.

(g) Unless full cumulative dividends on all outstanding shares of Series D Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no shares of Series D Preferred Stock shall be redeemed unless all outstanding shares of Series D Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the redemption of shares of Series D Preferred Stock pursuant to Article VII of the Charter (so long as such redemption is made in accordance with the applicable provisions of Article VII of the Charter and of Sections 5 and 6 of these Articles Supplementary) or pursuant to a purchase or exchange offer made on the same terms to the holders of all outstanding shares of Series D Preferred Stock. In addition, unless full cumulative dividends on all outstanding shares of Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, the Corporation shall not purchase or otherwise acquire, directly or indirectly, any shares of Series D Preferred Stock (except by conversion into or exchange for capital stock of the Corporation ranking junior to the Series D Preferred Stock as to the payment of dividends and with respect to the distribution of assets upon liquidation, dissolution and winding up of the Corporation); provided, however, that the foregoing shall not prevent the redemption of shares of Series D Preferred Stock pursuant to Article VII of the Charter (so long as such redemption is made in accordance with applicable provisions of the Article VII of the Charter and of Sections 5 and 6 of these Articles Supplementary) or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Stock.

(h) Notwithstanding the foregoing, purchases of Series D Preferred Stock by the Corporation pursuant to Section 9.3.5 of these Articles Supplementary shall not be subject to the procedures and limitations on redemption set forth in this Section 6 of these Articles Supplementary.

7. Voting Rights. Except as set forth below in this Section 7, the holders of the Series D Preferred Stock shall not have any voting rights.

(a) Whenever dividends on any shares of Series D Preferred Stock shall be in arrears for six or more Dividend Periods, whether or not such Dividend Periods are consecutive, the number of directors then constituting the Board of Directors shall be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of capital stock of the Corporation upon which like voting rights have been conferred and are exercisable, and with which the Series D Preferred Stock is entitled to vote as a class with respect to the election of such two directors) and the holders of shares of Series D Preferred Stock (voting separately as a class with all other classes or series of capital stock of the Corporation upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Stock in the election of such two directors) will be entitled to vote for the election of such two directors of the Corporation at a special meeting called by an officer of the Corporation at the request of the holders of record of at least 10% of the outstanding shares of Series D Preferred Stock or by the holders of any other class or series of capital stock of the Corporation upon which like voting rights have been conferred and are exercisable and which is entitled to vote as a class with the Series D Preferred Stock in the election of such two directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders, in which case the vote for such two directors shall be held at the earlier of the next such annual or special meeting of shareholders), and at each subsequent annual meeting of shareholders until all dividends accumulated on the Series D Preferred Stock for all past Dividend Periods and the then current Dividend Period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment, whereupon the right of the holders of Series D Preferred Stock to elect such two directors shall cease and (unless there are one or more other classes or series of capital stock of the Corporation upon which like voting rights have been conferred and are exercisable) the term of office of such directors previously so elected shall automatically terminate, such directors shall no longer be qualified to serve and the authorized number of directors of the Corporation shall thereupon return to the number of authorized directors otherwise in effect, but subject always to the same provisions for the reinstatement and divestment of the right to elect such two additional directors in the case of any such future dividend arrearage.

In the case of any such request for a special meeting (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders), such meeting shall be held on the earliest practicable date at the place designated by the holders of capital stock requesting such meeting or, if none, at a place designated by the Secretary of the Corporation, upon notice similar to that required for an annual meeting of shareholders. If such special meeting is not called by an officer of the Corporation within 30 days after such request, then the holders of record of at least 10% of the outstanding shares of Series D Preferred Stock may designate in writing a holder of Series D Preferred Stock to call such meeting at the expense of the Corporation, and such meeting may be called by the holder so designated upon notice similar to that required for an annual meeting of shareholders and shall be held at the place designated by the holder calling such meeting. At all times that the voting rights conferred by this Section 7(a) are exercisable, the holders of Series D Preferred Stock shall have access to the stock transfer records of the Corporation. The Corporation shall pay all costs and expenses of calling and holding any meeting and of electing directors pursuant to this Section 7(a), including, without limitation, the cost of preparing, reproducing and mailing the notice of such meeting, the cost of renting a room for such meeting to be held, and the cost of collecting and tabulating votes.

The procedures in this Section 7(a) for the calling of meetings and the election of directors shall, to the extent permitted by law, supersede anything inconsistent contained in the Charter or Bylaws of the Corporation.

So long as any shares of Series D Preferred Stock are outstanding, the number of directors constituting the entire Board of Directors shall at all times be such so that the exercise, by the holders of the Series D Preferred Stock and the holders of any other classes or series of capital stock of the Corporation upon which like voting rights have been conferred, of the right to elect directors under the circumstances provided above will not contravene any provision of the Corporation’s Charter or Bylaws restricting the number of directors which may constitute the entire Board of Directors.

If at any time when the voting rights conferred upon the Series D Preferred Stock pursuant to this Section 7(a) are exercisable any vacancy in the office of a director elected pursuant to this Section 7(a) shall occur, then such vacancy may be filled only by the remaining such director or by vote of the holders of record of the outstanding Series D Preferred Stock and any other classes or series of capital stock of the Corporation upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Stock in the election of directors pursuant to this Section 7(a). Any director elected or appointed pursuant to this Section 7(a) may be removed only by the holders of the outstanding Series D Preferred Stock and any other classes or series of capital stock of the Corporation upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Stock in the election of directors pursuant to this Section 7(a), and may not be removed by the holders of the Common Stock.

(b) So long as any shares of Series D Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of Series D Preferred Stock outstanding at the time, given in person or by proxy (with the Series D Preferred Stock voting separately as a class), (A) authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital stock of the Corporation ranking prior to the Series D Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation or reclassify any authorized capital stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase, any such shares, or (B) amend, alter or repeal any provisions of the Charter (including, without limitation, any provision of these Articles Supplementary), so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Stock or the holders thereof, or (C) enter into any share exchange that affects shares of Series D Preferred Stock, or consolidate with or merge into any other entity, or permit any other entity to consolidate with or merge into the Corporation, unless in each such case described in this clause (C) each share of Series D Preferred Stock then outstanding remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred stock of the surviving or resulting entity having preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption identical to those of the Series D Preferred Stock; provided, however, that any amendment to the Charter to authorize any increase in the amount of the authorized Preferred Stock or Common Stock or the creation or issuance of any other class or series of Preferred Stock or any increase in the amount of authorized or outstanding shares of Series D Preferred Stock or any other class or series of Preferred Stock, in each case ranking on a parity with or junior to the Series D Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation (including the Series B Preferred Stock and the Series C Preferred Stock), shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. For purposes of this paragraph, the filing in accordance with applicable law of articles supplementary or any similar document setting forth or changing the designations, preferences, conversion or other rights, voting powers, restrictions, limitation as to dividends, qualifications or other terms of any class or series of capital stock of the Corporation shall be deemed an amendment to the Charter.

(c) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series D Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust in accordance with the terms of Section 6 hereof to effect such redemption.

(d) On any matter submitted to a vote of the holders of Series D Preferred Stock or on which the Series D Preferred Stock otherwise is entitled to vote (as expressly provided in the Charter, including these Articles Supplementary), including any action by written consent, each share of Series D Preferred Stock shall be entitled to one vote, except that when shares of any other class or series of Preferred Stock of the Corporation have the right to vote with the Series D Preferred Stock as a single class on any matter, the Series D Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference.

8. Conversion. The Series D Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

9. Restrictions on Ownership or Transfer.

9.1 Definitions. For the purposes of Section 9, the following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of Capital Stock either actually (including through a nominee) or constructively through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Own,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Board of Directors” shall mean the Board of Directors of the Corporation.

“Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

“Charitable Beneficiary” shall mean one or more beneficiaries of a Trust, as determined pursuant to Section 9.3.6.

“Charter” shall mean the Amended and Restated Articles of Incorporation of the Corporation (as the same may be amended, supplemented, corrected or restated from time to time, including without limitation, pursuant to its articles supplementary with respect to Preferred Stock).

“Code” shall mean the Internal Revenue Code of 1986, as amended. All section references to the Code shall include any successor provisions thereof as may be adopted from time to time.

“Common Stock” shall mean that Common Stock that may be issued pursuant to Article IV of the Charter.

“Constructive Ownership” shall mean ownership of Capital Stock either actually (including through a nominee) or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Own,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Corporation” shall have the meaning set forth in the preamble to the these Articles Supplementary.

“Individual” means an individual, a trust qualified under Section 401(a) or 501(c)(17) of the Code, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, or a private foundation within the meaning of Section 509(a) of the Code, provided that, except as set forth in Section 856(h)(3)(A)(ii) of the Code, a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code shall be excluded from this definition.

“Initial Date” means the date upon which the Articles Supplementary for the Series D Preferred Stock containing this Section 9 are filed with the State Department of Assessments and Taxation of Maryland.

“IRS” means the United States Internal Revenue Service.

“Market Price” means the last reported sales price reported on the New York Stock Exchange of the Series D Preferred Stock on the trading day immediately preceding the relevant date, or if the Series D Preferred Stock is not then traded on the New York Stock Exchange, the last reported sales price of the Series D Preferred Stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Series D Preferred Stock may be traded, or if the Series D Preferred Stock is not then traded over any exchange or quotation system, then the market price of the Series D Preferred Stock on the relevant date as determined in good faith by the Board of Directors of the Corporation.

“Person” shall mean an Individual, corporation, partnership, limited liability company, estate, trust, association, joint stock company or other entity; but does not include an underwriter acting in a capacity as such in a public offering of shares of Series D Preferred Stock provided that the ownership of such shares of Series D Preferred Stock by such underwriter would not result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the Corporation failing to qualify as a REIT.

“Preferred Stock” shall mean that Preferred Stock that may be issued from time to time pursuant to Article IV of the Charter.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Section 9.2.2, the Purported Record Transferee, unless the Purported Record Transferee would have acquired or owned shares of Series D Preferred Stock for another Person who is the beneficial transferee or owner of such shares, in which case the Purported Beneficial Transferee shall be such Person.

“Purported Record Transferee” shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Section 9.2.2, the record holder of the shares of Series D Preferred Stock if such Transfer had been valid under Section 9.2.1.

“REIT” shall mean a real estate investment trust under Sections 856 through 860 of the Code.

“Restriction Termination Date” shall mean the first day on which the Board of Directors of the Corporation determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

“Series D Aggregate Stock Ownership Limit” shall mean 9.8% in value of the aggregate of the outstanding shares of Capital Stock. Notwithstanding the foregoing, for purposes of determining the percentage ownership of Capital Stock by any Person, shares of Capital Stock that are treated as Beneficially or Constructively owned by such Person shall be deemed outstanding, as applicable. The value of the outstanding shares of Capital Stock shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

“Series D Preferred Stock” shall mean the Corporation’s 6.75% Series D Cumulative Redeemable Preferred Stock (par value $0.01 per share).

“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise, other disposition of Capital Stock as well as any other event that causes any Person to Beneficially Own or Constructively Own Capital Stock, including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Capital Stock or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Capital Stock), whether voluntary or involuntary, whether such transfer has occurred of record or beneficially or Beneficially or Constructively (including but not limited to transfers of interests in other entities which result in changes in Beneficial or Constructive Ownership of Capital Stock), and whether such transfer has occurred by operation of law or otherwise.

“Trust” shall mean each of the trusts provided for in Section 9.3 and meeting, among other things, the conditions set forth in Section 9.3.7.

“Trustee” shall mean any Person unaffiliated with the Corporation, or a Purported Beneficial Transferee, or a Purported Record Transferee, that is appointed by the Corporation to serve as trustee of a Trust.

9.2 Restriction on Ownership and Transfers.

9.2.1 From the Initial Date and prior to the Restriction Termination Date:

(a) except as provided in Section 9.9, no Person shall Beneficially Own shares of Series D Preferred Stock that would cause such Person to own Capital Stock in excess of the Series D Aggregate Stock Ownership Limit;

(b) except as provided in Section 9.9, no Person shall Constructively Own shares of Series D Preferred Stock that would cause such Person to own Capital Stock in excess of the Series D Aggregate Stock Ownership Limit; and

(c) no Person shall Beneficially or Constructively Own Series D Preferred Stock to the extent that such Beneficial or Constructive Ownership would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or otherwise failing to qualify as a REIT (including but not limited to ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

9.2.2 If, during the period commencing on the Initial Date and prior to the Restriction Termination Date, any Transfer occurs that, if effective, would result in any Person Beneficially or Constructively Owning Series D Preferred Stock in violation of Section 9.2.1, (i) then that number of shares of Series D Preferred Stock that otherwise would cause such Person to violate Section 9.2.1 (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 9.3, effective as of the close of business on the business day prior to the date of such Transfer or other event, and such Purported Beneficial Transferee shall thereafter have no rights in such shares or (ii) if, for any reason, the transfer to the Trust described in clause (i) of this sentence is not automatically effective as provided therein to prevent any Person from Beneficially or Constructively Owning Series D Preferred Stock in violation of Section 9.2.1, then the Transfer of that number of shares of Series D Preferred Stock that otherwise would cause any Person to violate Section 9.2.1 shall, subject to Section 9.12, be void ab initio, and the Purported Beneficial Transferee shall have no rights in such shares.

9.2.3 Subject to Section 9.12 and notwithstanding any other provisions contained herein, during the period commencing on the Initial Date and prior to the Restriction Termination Date, any Transfer of Series D Preferred Stock that, if effective, would result in the Capital Stock of the Corporation being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio, and the intended transferee shall acquire no rights in such Series D Preferred Stock.

9.3 Transfers of Series D Preferred Stock in Trust.

9.3.1 Upon any purported Transfer or other event described in Section 9.2.2 that would result in a transfer of shares of Series D Preferred Stock to a Trust, such Series D Preferred Stock shall be deemed to have been transferred to the Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the business day prior to the purported Transfer or other event that results in a transfer to the Trust pursuant to Section 9.2.2. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation, any Purported Beneficial Transferee and any Purported Record Transferee. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 9.3.6.

9.3.2 Series D Preferred Stock held by the Trustee shall be issued and outstanding Series D Preferred Stock of the Corporation. The Purported Beneficial Transferee or Purported Record Transferee shall have no rights in the shares of Series D Preferred Stock held by the Trustee. The Purported Beneficial Transferee or Purported Record Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares of Series D Preferred Stock held in the Trust.

9.3.3 The Trustee shall have all voting rights and rights to dividends or other distributions with respect to Series D Preferred Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that shares of Series D Preferred Stock have been transferred to the Trustee shall be paid to the Trustee upon demand, and any dividend or other distribution declared or authorized but unpaid with respect to such Series D Preferred Stock shall be paid when due to the Trustee. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Purported Record Transferee and Purported Beneficial Transferee shall have no voting rights with respect to the Series D Preferred Stock held in the Trust and, subject to Maryland law, effective as of the date the Capital Stock has been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Purported Record Transferee with respect to such Series D Preferred Stock prior to the discovery by the Corporation that the Series D Preferred Stock has been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Section 9, until the Corporation has received notification that the Series D Preferred Stock has been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

9.3.4 Within 20 days of receiving notice from the Corporation that shares of Series D Preferred Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares of Series D Preferred Stock held in the Trust to a person or persons, designated by the Trustee, whose ownership of the shares of Series D Preferred Stock will not violate the ownership limitations set forth in Section 9.2.1. Upon such sale, the interest of the Charitable Beneficiary in the shares of Series D Preferred Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and to the Charitable Beneficiary as provided in this Section 9.3.4. The Purported Record Transferee shall receive the lesser of (i) the price paid by the Purported Record Transferee for the shares of Series D Preferred Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Series D Preferred Stock at market price, the Market Price of such shares of Series D Preferred Stock on the day of the event which resulted in the transfer of such shares of Series D Preferred Stock to the Trust) and (ii) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares of Series D Preferred Stock held in the Trust. The Trustee may reduce the amount payable to the Purported Record Transferee by the amount of dividends and distributions which have been paid to the Purported Record Transferee and are owed by the Purported Record Transferee to the Trustee pursuant to Section 9.3.3. Any net sales proceeds in excess of the amount payable to the Purported Record Transferee shall be immediately paid to the Charitable Beneficiary together with any dividends or other distributions thereon. If, prior to the discovery by the Corporation that shares of such Series D Preferred Stock have been transferred to the Trustee, such shares of Series D Preferred Stock are sold by a Purported Record Transferee then (x) such shares of Series D Preferred Stock shall be deemed to have been sold on behalf of the Trust and (y) to the extent that the Purported Record Transferee received an amount for such shares of Series D Preferred Stock that exceeds the amount that such Purported Record Transferee was entitled to receive pursuant to this Section 9.3.4, such excess shall be paid to the Trustee upon demand.

9.3.5 Series D Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price paid by the Purported Record Transferee for the shares of Series D Preferred Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Series D Preferred Stock at market price, the Market Price of such shares of Series D Preferred Stock on the day of the event which resulted in the transfer of such shares of Series D Preferred Stock to the Trust) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Purported Record Transferee by the amount of dividends and distributions which has been paid to the Purported Record Transferee and are owed by the Purported Record Transferee to the Trustee pursuant to Section 9.3.3. The Corporation will pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept the offer of sale until the Trustee has sold the shares of Series D Preferred Stock held in the Trust pursuant to Section 9.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares of Series D Preferred Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee, and any dividends or other distributions held by Trustee with respect to such Series D Preferred Stock shall thereupon be paid to the Charitable Beneficiary.

9.3.6 By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Series D Preferred Stock held in the Trust would not violate the restrictions set forth in Section 9.2.1 in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

9.3.7 The Trust, together with its Affiliates and Associates (as such terms are defined in Article IX of the Charter) shall not hold any Capital Stock other than Series D Preferred Stock.

9.4 Remedies For Breach. If the Board of Directors or a committee thereof or other designees if permitted by the Maryland General Corporation Law shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 9.2 or that a Person intends to acquire, has attempted to acquire or may acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of Series D Preferred Stock in violation of Section 9.2 (whether or not such violation is intended), the Board of Directors or a committee thereof or other designees if permitted by the Maryland General Corporation Law shall take such action as it deems or they deem advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, causing the Corporation to redeem shares of Series D Preferred Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers (or, in the case of events other than a Transfer, ownership or Constructive Ownership or Beneficial Ownership) of Series D Preferred Stock in violation of Section 9.2.1 shall automatically result in the transfer to a Trust as described in Section 9.2.2 and any Transfer in violation of Section 9.2.3 shall, subject to Section 9.12, automatically be void ab initio irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

9.5 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Series D Preferred Stock in violation of Section 9.2, or any Person who is a Purported Beneficial Transferee such that an automatic transfer to a Trust results under Section 9.2.2, shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation’s status as a REIT.

9.6 Owners Required to Provide Information. From the Initial Date and prior to the Restriction Termination Date, each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of shares of Series D Preferred Stock and each Person (including the stockholder of record) who is holding shares of Series D Preferred Stock for a beneficial owner or Beneficial Owner or Constructive Owner shall, on demand, provide to the Corporation a completed questionnaire containing the information regarding their ownership of such Series D Preferred Stock, as set forth in the regulations (as in effect from time to time) of the U.S. Department of Treasury under the Code. In addition, each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of shares of Series D Preferred Stock and each Person (including the stockholder of record) who is holding shares of Series D Preferred Stock for a beneficial owner or Beneficial Owner or Constructive Owner shall, on demand, be required to disclose to the Corporation in writing such information as the Corporation may request in order to determine the effect, if any, of such stockholder’s Beneficial Ownership and Constructive Ownership of shares of Series D Preferred Stock on the Corporation’s status as a REIT and to ensure compliance with the Series D Aggregate Stock Ownership Limit, any other ownership limit or as otherwise permitted by the Board of Directors.

9.7 Remedies Not Limited. Nothing contained in this Section 9 (but subject to Section 9.12) shall limit the authority of the Board of Directors to take such other action with respect to the Series D Preferred Stock as it determines, in good faith, necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT.

9.8 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 9, including any definition contained in Section 9.1, the Board of Directors shall have the power to determine the application of the provisions of this Section 9 with respect to any situation based on the facts known to it (subject, however, to the provisions of Section 9.12). In the event Section 9 requires an action by the Board of Directors and the Charter does not provide specific guidance with respect to such action, the Board of Directors shall have the power to determine, in good faith, the action to be taken so long as such action is not contrary to the provisions of Section 9. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole discretion), if a Person would have (but for the remedies set forth in Section 9.2.2) acquired Beneficial or Constructive Ownership of Series D Preferred Stock in violation of Section 9.2.1, such remedies (as applicable) shall apply first to the shares of Series D Preferred Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Series D Preferred Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Series D Preferred Stock based upon the relative number of the shares of Series D Preferred Stock held by each such Person.

9.9 Exceptions.

9.9.1 Subject to Section 9.2.1(c), the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the limitation on a Person Beneficially Owning shares of Series D Preferred Stock in excess of the Series D Aggregate Stock Ownership Limit, as set forth in Section 9.2.1(a), if the Board determines in good faith that such exemption will not cause any Individual’s Beneficial Ownership of shares of Series D Preferred Stock to violate the Series D Aggregate Stock Ownership Limit and that any such exemption will not cause the Corporation to fail to qualify as a REIT under the Code.

9.9.2 Subject to Section 9.2.1(c), the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the limitation on a Person Constructively Owning Series D Preferred Stock in excess of the Series D Aggregate Stock Ownership Limit, as set forth in Section 9.2.1(b), if the Board determines in good faith that such Person does not and will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned in whole or in part by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant or that any such ownership would not cause the Corporation to fail to qualify as a REIT under the Code.

9.9.3 Subject to Section 9.2.1(c) and the remainder of this Section 9.9.3, the Board of Directors may from time to time increase the Series D Aggregate Stock Ownership Limit for one or more Persons and decrease the Series D Aggregate Stock Ownership Limit for all other Persons; provided, however, that the decreased Series D Aggregate Stock Ownership Limit will not be effective for any Person whose percentage ownership of Capital Stock is in excess of such decreased Series D Aggregate Stock Ownership Limit until such time as such Person’s percentage of Capital Stock equals or falls below the decreased Series D Aggregate Stock Ownership, but any further acquisition of Capital Stock in excess of such percentage ownership of Capital Stock will be in violation of the Series D Aggregate Stock Ownership Limit, and, provided further, that the new Series D Aggregate Stock Ownership Limit would not allow Persons to own Series D Preferred Stock in amounts which would cause five or fewer Persons to Beneficially Own more than 49% in value of the outstanding Capital Stock.

9.9.4 In granting a person an exemption under Section 9.9.1 or 9.9.2 above, the Board of Directors may require such Person to make certain representations or undertakings or to agree that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Section 9.2) will result in such Series D Preferred Stock being transferred to a Trust in accordance with Section 9.2.2. Prior to granting any exception pursuant to Section 9.9.1 or 9.9.2, the Board of Directors may require a ruling from the IRS, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.

9.10 Legends. Each certificate for Series D Preferred Stock shall bear the following legends:

Restriction on Ownership and Transfer

THE SHARES OF SERIES D CUMULATIVE REDEEMABLE PREFERRED STOCK (THE “SERIES D PREFERRED STOCK”) REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST (“REIT”) UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE CHARTER AND THE ARTICLES SUPPLEMENTARY WITH RESPECT TO THE SERIES D PREFERRED STOCK, (i) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF SERIES D PREFERRED STOCK OF THE CORPORATION THAT WOULD CAUSE SUCH PERSON TO BENEFICIALLY OR CONSTRUCTIVELY OWN IN EXCESS OF 9.8% OF THE VALUE OF THE TOTAL OUTSTANDING SHARES OF CAPITAL STOCK OF THE CORPORATION; (ii) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF SERIES D PREFERRED STOCK THAT WOULD RESULT IN THE CORPORATION BEING “CLOSELY HELD” UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REIT; AND (iii) NO PERSON MAY TRANSFER SHARES OF SERIES D PREFERRED STOCK IF SUCH TRANSFER WOULD RESULT IN THE CAPITAL STOCK OF THE CORPORATION BEING OWNED BY FEWER THAN 100 PERSONS. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF SERIES D PREFERRED STOCK IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP SET FORTH IN (i) OR (ii) IS VIOLATED, THE SHARES OF SERIES D PREFERRED STOCK REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO THE TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES, AND ANY TRANSFER OF SERIES D PREFERRED STOCK THAT WOULD RESULT IN THE CAPITAL STOCK OF THE CORPORATION BEING OWNED BY FEWER THAN 100 PERSONS SHALL BE VOID AB INITIO. IN ADDITION, SUBJECT TO THE TERMS OF THE CHARTER AND THE ARTICLES SUPPLEMENTARY WITH RESPECT TO THE SERIES D PREFERRED STOCK, THE CORPORATION MAY REDEEM SHARES OF SERIES D PREFERRED STOCK UPON THE

TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL TERMS IN THIS LEGEND THAT ARE DEFINED IN THE ARTICLES SUPPLEMENTARY WITH RESPECT TO THE SERIES D PREFERRED STOCK SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN SUCH ARTICLES SUPPLEMENTARY, AS THE SAME MAY BE AMENDED FROM TIME TO TIME. COPIES OF THE ARTICLES SUPPLEMENTARY WITH RESPECT TO THE SERIES D PREFERRED STOCK AND THE CHARTER OF THE CORPORATION, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF SHARES OF SERIES D PREFERRED STOCK ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH COPIES MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.

9.11 Severability. If any provision of this Section 9 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provision shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

9.12 NYSE Transactions. Nothing in this Section 9 shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Section 9 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 9.

9.13 Remedies Not Exclusive. Notwithstanding the provisions set forth in this Section 9, the Board of Directors, in its sole discretion, may, but shall not be required to, exercise any and all rights under Article VII (or any similar provision) of the Charter with respect to the Series D Preferred Stock.

9.14 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Section 9.

9.15 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

10. Office or Agency in New York City. The Corporation will at all times maintain an office or agency in the Borough of Manhattan, The City of New York, where shares of Series D Preferred Stock may be surrendered for payment (including upon redemption), registration of transfer or exchange.

11. No Preemptive Rights. The Series D Preferred Stock shall have no preemptive rights.

12. Status of Redeemed and Reacquired Series D Preferred Stock. In the event any shares of Series D Preferred Stock shall be redeemed pursuant to Section 5 hereof or otherwise reacquired by the Corporation, the shares so redeemed or reacquired shall become authorized but unissued shares of Series D Preferred Stock, available for future issuance and reclassification by the Corporation.

13. Severability. If any preference, right, voting power, restriction, limitation as to dividends, qualification, term or condition of redemption or other term of the Series D Preferred Stock is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, then, to the extent permitted by law, all other preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption and other terms of the Series D Preferred Stock which can be given effect without the invalid, unlawful or unenforceable preference, right, voting power, restriction, limitation as to dividends, qualification, term or condition of redemption or other term of the Series D Preferred Stock shall remain in full force and effect and shall not be deemed dependent upon any other such preference, right, voting power, restriction, limitation as to dividends, qualification, term or condition of redemption or other term of the Series D Preferred Stock unless so expressed herein.

FOURTH: The Series D Preferred Stock has been designated and classified by the Board of Directors, or a duly authorized committee thereof, under the authority contained in the Charter.

FIFTH: These Articles Supplementary have been approved by the Board of Directors, or a duly authorized committee thereof in the manner and by the vote required by law.

IN WITNESS WHEREOF, BRE PROPERTIES, INC. has caused these presents to be signed in its name and on its behalf by its President and Chief Operating Officer, and witnessed by its Secretary on December 8, 2004.

Witness:		BRE PROPERTIES, INC.

By:	/s/ Edward F. Lange, Jr.	By:	/s/ Constance B. Moore
Name:	Edward F. Lange, Jr.	Name:	Constance B. Moore
Title:	Executive Vice President,	Title:	President and Chief Operating Officer
Chief Financial Officer and Secretary

THE UNDERSIGNED, Constance B. Moore of BRE Properties, Inc., who executed on behalf of the Corporation the Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

By:	/s/ Constance B. Moore
Name:	Constance B. Moore
Title:	President and Chief Operating Officer

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